Exhibit 21.4

PECO Energy Company

12/31/2015

Subsidiary	Jurisdiction
ATNP Finance Company	Delaware
ExTel Corporation, LLC	Delaware
PEC Financial Services, LLC	Pennsylvania
PECO Energy Capital Corp.	Delaware
PECO Energy Capital, L.P.	Delaware
PECO Energy Capital Trust III	Delaware
PECO Energy Capital Trust IV	Delaware
PECO Wireless, LLC	Delaware